FOR IMMEDIATE RELEASE

Media	Investors
Racquel White	Dewey Steadman
Media@Labcorp.com	Investor@Labcorp.com

Labcorp Declares Quarterly Dividend

BURLINGTON, N.C., July 9, 2026 - Labcorp Holdings Inc. (NYSE: LH), a global leader of innovative and comprehensive laboratory services, announced today that its Board of Directors has declared a cash dividend of $0.72 per share of common stock. The dividend will be payable on September 11, 2026, to stockholders of record as of the close of business on August 28, 2026.

About Labcorp
Labcorp (NYSE: LH) is a global leader of innovative and comprehensive laboratory services that helps doctors, hospitals, pharmaceutical companies, researchers, and patients make clear and confident decisions. We provide insights and advance science to improve health and improve lives through our unparalleled diagnostics and drug development laboratory capabilities. The company's nearly 71,000 employees serve clients in approximately 100 countries, provided support for more than 85% of the new drugs and therapeutic products approved by the FDA in 2025, and performed more than 750 million tests for patients around the world. Learn more at www.labcorp.com.